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                                                                    EXHIBIT 12.1

Golden Northwest Aluminum Company

Statement of Ratio of Earnings to Fixed Charges Year ended December 31, 2000 (Amounts in Thousands)

                                                                    2000
                                                                  --------
Fixed Charges:

Interest expense                                                  $ 23,701
Capitalized interest                                                   498
Preferred stock dividend requirement                                 5,527 (1)
                                                                  --------
                     Fixed charges                                $ 29,726
                                                                  ========

Earnings:

Loss before income taxes                                          $ (2,434)
Fixed charges                                                       29,726
Amortization of capitalized interest                                    50
Interest capitalized                                                  (498)
Preferred stock dividend requirement                                (5,527)
                                                                  --------
                                                                  $ 21,317
                                                                  ========
Deficiency of earnings to cover fixed charges                     $  8,409
                                                                  ========

(1) Tax rate of 34% used for purposes of calculation.